Exhibit 10.44

ASSIGNMENT OF OPTION TO PURCHASE WARRANTS

This Assignment of Option to Purchase Warrants (the "Assignment") is entered into as of December 15, 2010, by and between Golden Phoenix Minerals, Inc., a Nevada corporation ("Golden Phoenix") and Richmond Partners Master Limited ("Assignee").

RECITALS

A.           Crestview Capital Master, LLC ("Crestview") is the holder of that certain Amended and Restated Debt Restructuring Warrant dated February 6, 2009 to purchase 23,000,000 shares of common stock of Golden Phoenix at a purchase price of $0.03 per share (the "Warrants").

B.           Crestview and Golden Phoenix entered into that certain Letter Agreement dated December 2, 2010, whereby Crestview granted Golden Phoenix the option ("Option") to purchase 15,000,000 of the 23,000,000 Warrants at a purchase price of $0.0285 per Warrant share, less $50,000 to be applied to the purchase price as a non- refundable deposit, on or before December 15,2010.

C.           Assignee desires to purchase 3,000,000 of those Warrants under the Option held by Golden Phoenix, and Golden Phoenix desires to assign its right to purchase 3,000,000 of the Warrants under the Option on the terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Assignment. Golden Phoenix hereby agrees to the transfer, conveyance and assignment to Assignee of that portion of the Option constituting 3,000,000 Warrant shares, in consideration for a purchase price of $0.125 per Warrant share, for an aggregate purchase price of Three Hundred Seventy-five Thousand Dollars ($375,000) (the "Purchase Price").

2.           Escrow; Deliveries. Assignee agrees to transmit the Purchase Price via wire transfer of immediately available funds as per the below wire instructions within one (1) business day of the date of this Assignment, to be held in trust by Bullivant Houser Bailey, PC ("Exchange Agent") pending receipt of the original Warrants. Upon receipt of the Purchase Price and the Warrants, the Exchange Agent shall wire the exercise price of the Option attributable to the 3,000,000 Warrant shares being purchased, or $75,500, to Crestview, and will wire the balance of the Purchase Price to Golden Phoenix. Promptly upon receipt by the Escrow Agent of the Purchase Price and original Warrants, Golden Phoenix shall deliver a new warrant reflecting the Assignee's exercise of the Option to purchase 3,000,000 Warrant shares of common stock in Golden Phoenix at a purchase price of $0.03 per share and otherwise on the same terms and conditions as the Warrants held by Crestview.

Wire Instructions:

Bank:	Bank of the West
3509 El Camino Ave.
Sacramento, CA 95821

Phone:	916-483-6601
Account Name:	Bullivant Houser Bailey Trust Account
Account No.:	014526947
ABA No.:	121100782
Swift Code:	BWSTUS66

3.           Binding. This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs, and legatees of all the respective parties hereto.

4.           Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all of which when taken together shall constitute a single counterpart instrument.

The undersigned have executed this Assignment effective as of the date first written above.

ASSIGNOR

Golden Phoenix Minerals, Inc.

By: /s/ Thomas Klein
Name: Thomas Klein
Title: CEO

ASSIGNEE

Richmond Partners Master Limited

By: Richmond Capital LLP
Title: